UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):       May 26, 2006
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
     Effective as of the close of business on May 26, 2006, F.N.B. Corporation (the Corporation), a Florida corporation, completed its acquisition of The Legacy Bank (Legacy), a Pennsylvania corporation. Legacy merged with and into First National Bank of Pennsylvania (the Bank), a wholly owned subsidiary of the Corporation, pursuant to the Agreement and Plan of Merger dated December 21, 2005 (the Merger Agreement) between the Corporation, the Bank and Legacy (the Merger). Also, Legacy’s wholly owned subsidiary, The Legacy Trust Company, was merged with and into First National Trust Company, a wholly owned subsidiary of the Bank, effective as of the close of business on May 26, 2006. As of March 31, 2006, Legacy had total assets of approximately $370 million, total liabilities of $333 million and total stockholders’ equity of $37 million.
     As a result of the Merger, thirty percent of Legacy shares were exchanged for cash at $18.40 per share or $21.1 million. The remaining seventy percent were exchanged for 2,682,053 shares of F.N.B. Corporation common stock using an exchange ratio of one to one. The Corporation included a copy of the Merger Agreement as Appendix A to the Corporation’s Registration Statement on Form S-4, which the Corporation filed with the Securities and Exchange Commission (the Commission) on February 3, 2006. The Merger Agreement is incorporated into this Item 2.01 by reference. A copy of the press release announcing the closing of the Merger is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.01 by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     Under the rules of the Commission, no financial statements or pro forma financial statements are required to be filed with respect to the acquisition reported in Item 2.01 of this Current Report on Form 8-K.
Exhibits:

99.1	Press release dated May 26, 2006 announcing the completion of the merger of The Legacy Bank with F.N.B. Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION
	By:	/s/Brian F. Lilly

	Name: Title:	Brian F. Lilly Chief Financial Officer (Principal Financial Officer)
Dated: June 2, 2006